Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of July 11, 2011 (the “Effective Date”) by and between Cano Petroleum, Inc., a Delaware corporation (the “Company”), and John H. Homier (“Consultant”).  The Company and Consultant are referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Consultant has agreed to undertake certain duties and responsibilities and to perform certain consulting services for the period beginning on the Effective Date and ending June 30, 2012, all as more fully described in this Agreement; and

WHEREAS, the Company desires to engage Consultant to undertake certain duties and responsibilities and to perform certain consulting services, all as more fully described in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises and the provisions hereof and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Positions and Services.

a.             Consulting Services.  During the period commencing on the Effective Date and ending on June 30, 2012 (the “Consulting Period”), subject to the terms of this Agreement (including the extension and early termination provisions set for in paragraph 3.a. below), the Company agrees to retain Consultant and Consultant agrees to serve, as a consultant to the Company for the purpose of serving as the Company’s Chief Financial Officer and Secretary and performing the customary duties and responsibilities implied by such positions, and such other duties and responsibilities delegated to Consultant by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company (the “Consulting Services”).  In such capacity, Consultant shall report directly to the Board and the Chief Executive Officer of the Company.  Consultant shall use Consultant’s reasonable efforts to perform the Consulting Services in the best interests of the Company, faithfully, efficiently and in a professional manner, and shall devote such time as is necessary to fulfill these duties.  Without the consent of the Board, Consultant shall not serve as, or be a consultant, employee, officer, agent or director of, any corporation, partnership or other entity that is a competitor of the Company, provided that Consultant is not precluded from engaging in other activities not otherwise prohibited hereunder and receiving compensation for such other activities.

b.             Nature of Relationship Between Parties.  During the Consulting Period, Consultant shall render the Consulting Services in this Agreement as an independent contractor.  It is not the intention of the Parties to create, by virtue of this Agreement, any employment relationship, trust, partnership or joint venture between Consultant and the Company or any of its affiliates or, except as specifically provided herein, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them for the duration of the Consulting Period.  As an independent contractor, Consultant will not be eligible for any

Company-provided benefits, including, without limitation, medical, retirement, short term disability and long term disability.

2.             Consideration.

a.             Consulting Fee.  During the Consulting Period, the Company shall pay Consultant a consulting fee of thirty thousand dollars ($30,000) per month (the “Consulting Fee”), payable in advance on or before the eleventh day of each month.

b.             Payments.  The consideration described in this paragraph 2 shall be the sole compensation to which Consultant shall be entitled for performance of the Consulting Services.

c.             Advancement of Expenses.  Contemporaneous with the execution of this Agreement, the Company shall pay to Consultant $10,000 as an advancement on reasonable expenses that Consultant will incur in performing his duties and responsibilities under this Agreement, including without limitation, travel expenses between Houston, Texas and the Company’s offices (“Expenses”).  Consultant shall be entitled to receive further advancements for Expenses on a monthly basis or as otherwise agreed by the Company and Consultant.

d.             Payment of Taxes.  With respect to any payments or benefits provided under this Agreement, the Company shall withhold any amounts authorized by Consultant and all amounts required to be withheld by applicable federal, state, or local law.

e.             Facilities.  During the Consulting Period, the Company will furnish Consultant with office space, equipment, supplies, and such other facilities and personnel as the Company deems necessary or appropriate for the performance of the Consulting Services.

g.             D&O Insurance.  The Company shall maintain adequate director and officer insurance coverage for the Company, as well as the directors and officers individually (A-side coverage), at all times as instructed by the board of directors.

3.             Termination.

a.             Termination.  Except as otherwise provided in this paragraph 3.a., this Agreement shall be effective for the Consulting Period described in paragraph 1.a. above, provided that the Consulting Period shall be automatically extended for successive one-year month terms unless and until terminated (upon the earliest of the following): (a) by the death or Disability (defined below) of Consultant, in which case the Consulting Period and this Agreement shall terminate immediately; or (b) by any party hereto for any reason, pursuant to a written notice provided by such party, in which case this Agreement, and the Consulting Period shall terminate as of the date of termination provided in such written notice.  Upon termination of the Consulting Period, the Company will have no obligation whatsoever to Consultant, except for the payment of accrued but unpaid Consulting Fees and Expenses rendered prior to the termination date; provided that the Company shall pay to Consultant all such accrued but unpaid Consulting Fees and Expenses on the termination date.  For purposes hereof, “Disability” shall mean the inability, as determined in good faith by the Company, of Consultant to provide the Consulting Services as a result of any illness or physical, mental, or emotional incapacity or limitation that continues for at least thirty (30) consecutive days or exists for at least thirty (30) aggregate days during any consecutive twelve (12) month period.

b.             Survival.  The provisions of paragraph 4 of this Agreement shall survive termination or expiration of this Agreement.  In addition, all provisions of this Agreement that expressly continue to operate after the Agreement’s termination shall survive the Agreement’s termination or expiration in accordance with the terms of such provisions.

4.             Confidentiality.  Consultant shall not, during the Consulting Period or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, nor solicit, allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization of the Company, any information regarding the business affairs of the Company, strategies and plans, business information, financial information, personnel information or any other confidential or non-public information regarding the Company (“Confidential Information”), except as: (1) required for Consultant’s work for the Company; (2) required by law; or (3) directed and authorized in writing by the Company. For purposes of this paragraph, Confidential Information shall exclude any information that has become part of the public domain (other than from disclosure by Consultant in violation of this Agreement) or was rightfully in the possession of Consultant prior to the date of this Agreement.

5.             Remedies.  Consultant acknowledges that the protections and restrictions in this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of this Agreement would result in irreparable injury to the Company for which there is no adequate remedy at law.  In the event of a breach or a threatened breach by Consultant of any provision in this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Consultant from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, equitable relief, attorneys’ fees, and costs.

6.             Consultant’s Representations.  Consultant represents and warrants to the Company that the execution and delivery by Consultant of this Agreement do not, and the performance by Consultant of Consultant’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental authority applicable to Consultant, or (b) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Consultant is a party or by which Consultant is or may be bound.

7.             Indemnity of Company.  Company hereby indemnifies and agrees to hold harmless Consultant and his heirs and assigns (each an “Indemnified Person”) from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature as a result of a Claim of a third party (collectively, the “Third Party Claims”), which may be imposed on, incurred by or asserted against any Indemnified Person arising in connection with the subject matter hereof (including, without limitation, the defense of any Indemnified Person’s actions or inactions in connection with the subject matter hereof), unless such Third Party Claims were the result of the gross negligence or willful conduct of the Consultant.

8.             Choice of Law.  This Agreement has been executed and delivered in and shall be interpreted, construed and enforced pursuant to and in accordance with the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

9.             Waiver.  The forbearance or failure to pursue any legal or equitable remedy or right available to any party hereto upon default under, or upon a breach of, this Agreement shall not constitute waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of a subsequent default or breach.

10.          Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, (a) the validity, legality and unenforceability of the remaining provisions of this Agreement (including without limitation, all portions of any sections containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable), shall not in any way be affected or impaired thereby, and (b) such provision or provisions held to be invalid, illegal or unenforceable shall be limited or modified in its or their application to the minimum extent necessary to avoid such invalidity, illegality or unenforceability, and, as so limited or modified, such provision or provisions and the balance of this Agreement shall be enforceable in accordance with their terms.

11.          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.          Counterparts.  This Agreement and amendments thereto shall be in writing and may be executed in counterparts.  Each such counterpart shall be deemed an original, but both counterparts together shall constitute one and the same instrument.

13.          Further Assurances.  Each party hereto shall execute and deliver such documents, and take all such other actions, as may be reasonably required or reasonably requested by any other party hereto to effect this Agreement and each transaction contemplated hereby.

14.          Entire Agreement; Modification.  This Agreement constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede all other prior agreements, arrangements, and understandings with respect to the subject matter hereof.  No understanding, promise, inducement, statement of intention, representation, warranty, covenant, or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto with respect to the subject matter hereof which is not embodied in this Agreement and no party hereto shall be bound by or liable for any such alleged understanding, promise, inducement, statement, representation, warranty, covenant, or condition not set forth herein with respect to the subject matter hereof.  This Agreement may only be amended or otherwise modified by written instrument duly executed by each party hereto.

15.          Binding Effect; Assignment; No Third Party Beneficiary.  This Agreement shall inure to the benefit of, and be binding upon, each party hereto and each heir, executor, administrator, legal representative, and permitted assignee of such party.  Except as otherwise provided hereby, this Agreement, and the rights and obligations created hereunder, may not be transferred or assigned by any party hereto without the prior consent of each other party hereto.  The Company may assign this Agreement upon written notice to Consultant, provided that the assignee assumes all of the obligations of the Company under this Agreement.  Except as otherwise expressly provided hereby, there shall be no third party beneficiary of this Agreement and this Agreement shall not inure to the benefit of, be enforceable by, or create any right or cause of action in any Person other than the parties hereto and their heirs, executors, administrators, legal representatives, successors, and permitted assigns.  Neither the availability of, nor any limit on, any remedy hereunder shall limit the remedies of any party hereto against third parties.

16.          Code Section 409A; Delay of Payments.  The terms of this Agreement have been designed to comply with the requirements of Section 409A of the Code, where applicable, and shall be interpreted and administered in a manner consistent with such intent.  If deferral of any amounts payable under this Agreement is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one (1) day following the Effective Date at which time any such delayed amounts will be paid to Consultant in a single lump sum.

17.          Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or Consultant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.             Notice to the Company shall be addressed and delivered as follows:

Cano Petroleum, Inc.

6500 North Belt Line Road, Suite 200

Irving, Texas 75063

Attn: Chief Executive Officer

Facsimile: (214) 687-9298

b.             Notice to Consultant shall be addressed and delivered as set forth on the signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed, delivered, and effective as of July 11, 2011.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Chief Executive Officer

CONSULTANT:

/s/ John H. Homier
John H. Homier

Address:

3703 Harper Street
Houston, TX 77005

CONSULTING AGREEMENT

SIGNATURE PAGE